SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                           ---------------------------

                                    FORM 8-K

                           ---------------------------

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 10, 2004

                                 LINCOLN BANCORP

             (Exact name of registrant as specified in its charter)

                                     INDIANA

                 (State or other jurisdiction of incorporation)

000-25219                                                             35-2055553
(Commission File Number)                                (Commission File Number)


1121 East Main Street
Plainfield, Indiana                                                   46168-0510
(Address of principal executive offices)                              (Zip Code)

Registrant's telephone number, including area code: (317) 839-6539


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Item 5. Other Events

     On March 11, 2004, Lincoln Bancorp (the "Registrant") and First Shares Bancorp, Inc. ("FSB") jointly announced the signing of a definitive agreement (the "Agreement") pursuant to which FSB will be merged with and into the
Registrant (the "Merger"), and FSB's bank subsidiary will be merged with and into Registrant's savings bank subsidiary. The Agreement provides that upon the effective date of the Merger (the "Effective Time"), each shareholder of FSB will receive either .75 shares of the Registrant's common stock, without par value "Registrant Common Stock"), or $14.80 in cash for each share of FSB common stock, $.01 par value per share, owned by such shareholder; provided that the number of shares of Registrant Common Stock issued in the Merger must equal .375 times the number of shares of FSB Common Stock outstanding immediately prior to the Effective Time of the Merger. There may be pro rata allocations of cash or stock made to FSB shareholders to ensure that this requirement is satisfied. Based on the closing price of Registrant Common Stock on March 10, 2004 ($21.00), the transaction has an aggregate value of approximately $37.3 million (assuming outstanding stock options held by non-employee directors of FSB that will be cashed out are valued at the difference between the merger consideration and the exercise price of the options).

     The Merger will be accounted for as a purchase and is expected to close in the third quarter of 2004. The Agreement has been approved by the boards of directors of Registrant and FSB. However, it is subject to certain other conditions, including the approval of the shareholders of both companies and the approval of regulatory authorities.

     Pursuant to General Instruction F to Form 8-K, the Agreement concerning the Merger is incorporated herein by reference and is attached hereto as Exhibit 2.



Item 7. Financial Statements and Exhibits

     (c)  Exhibits

          Exhibit 2 Agreement and Plan of Reorganization among First Shares Bancorp, Inc., First Bank, Lincoln Bancorp and Lincoln Bank dated March 10, 2004.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                By:  /s/ T. Tim Unger
                                     ------------------------------------------
                                     T. Tim Unger

Dated:  March 11, 2004